EXHIBIT 10.34

January 30, 2002

Divesh Sisodraker

2455 Mollie Nye Way
North Vancouver, BC
V7J 3T8

Re: Employment Agreement

Dear Divesh,

This document will confirm the terms and conditions regarding your appointment as Chief Financial Officer effective October 1, 2001. In this role, you will report to the President and CEO and your salary will be $200,000 CDN. You will be entitled to earn incentive compensation of $50,000 USD annually based on corporate performance targets. This incentive compensation is paid on a quarterly basis.

In order to continue to encourage you to work for Pivotal Corporation (“Pivotal”) and its shareholders, Pivotal proposes amending the terms of your employment to provide you with the following supplemental benefits relating to a change of control in Pivotal.

The proposed new terms are as follows:

1.	Change of Control – A “change of control” means (a) the completion of a merger or consolidation of Pivotal with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of Pivotal immediately prior to such merger, consolidation or other reorganization, or (b) the sale, transfer or other disposition of all or substantially all of Pivotal’s assets.

2.	Employee Election: If, during the 6 month period following the date of any change of control (the “Transition Period”), there is (a) a material reduction in your aggregate compensation, (b) a material change to your position, authority or duties that is inconsistent with your current position, authority or duties or (c) a change in your work location to a location outside of the Lower Mainland of British Columbia, you shall have the option to terminate your employment with Pivotal, provided that you advise Pivotal or successor company in writing of your election to exercise this option at any time during the Transition Period or before the expiration of 10 days after the end of the Transition Period (the “Employee Election”).

3.	Effect of Termination: - If Pivotal or successor company terminates your employment for any reason other than just cause during the Transition Period, of if you exercise the Employee Election, Pivotal will:

(a)	Pay to you:

(i)	a lump sum payment equivalent to 12 months of your base salary at the date of the change of control (the “Severance Payment”), less applicable statutory withholdings, to compensate you for the termination of employment; and

(ii)	a lump sum payment in the amount of 10% of the Severance Payment, less applicable statutory withholdings, to compensate you for the loss of benefits;

(b)	continue to pay, if applicable, any ongoing professional association dues that are required in order for you to be employed for a period of 12 months following the date of termination; and

(c)	accelerate the vesting of 50% of all unvested stock options held by you as of the date of the change of control.

You agree that the amount payable to you pursuant to this clause shall be the maximum compensation to which you are entitled in lieu of reasonable notice, and Pivotal will have no further obligation to you with respect to the termination of your employment, including without limitation further compensation, severance pay or damages.

You may wish to obtain legal advice about this offer.

If you agree with the above terms, please sign and return a copy of this letter to Pivotal.

Yours very truly,

Bo Manning
President & CEO.

I agree with and accept the above terms and conditions of employment.

Divesh Sisodraker                                                  DATE